Exhibit 99.1

47 E Chicago Ave., # 332 Naperville, IL 60540-5360 +1.630.637.0315

NEWS RELEASE

FOR IMMEDIATE RELEASE

Broadwind Energy Reports 2009 Financial Results

Naperville, Ill., March 12, 2010—Broadwind Energy (NASDAQ:BWEN) reported 2009 revenue of $197.8 million and a net loss of $110.1 million or $1.14 per share.  The loss included charges to impair goodwill and other intangible assets totaling $82.2 million.  Excluding the pre-tax impact of these non-cash charges, the net loss totaled $27.9 million or $0.29 per share.  This compares with a net loss of $25.3 million, or $0.28 per share in 2008, on revenue of $217.3 million.

The $82.2 million fourth quarter intangible charge was largely driven by market conditions causing a revision in management’s assessment of future cash flows under certain key customer contracts.  As a result of these charges, 2010 amortization will decline to $4.3 million from $10.4 million, thereby increasing earnings per share by $0.06 in 2010.

“Broadwind was significantly impacted by lower fourth quarter purchases under our multi-year framework agreements. In addition, we believe lower revenues in our Logistics and Technical Services businesses were the result of lower wind turbine sales,” said Broadwind CEO J. Cameron Drecoll. “To offset the adverse earnings impact of sharply lower revenues, we initiated an aggressive expense management program in 2009. We believe our cost-control efforts will benefit the Company throughout 2010 and beyond.”

Drecoll continued, “The good news is we are now seeing increases in orders from some of these same customers, and are actively engaged in negotiations on other new contracts. Our liquidity position has strengthened, thanks to the completion of our public offering of common stock earlier this year. We remain well-positioned to capture the expected upswing in U.S. wind markets. Following a weak first half, we expect to regain traction in the second half of 2010, and exit the year positioned to expand market share and revenues in 2011.”

The Company also noted a number of significant achievements initiated during 2009, which will position it favorably for future growth and improved profitability as markets recover.

•                  Nameplate wind tower capacity has been more than doubled to 1500 megawatts (MW), through the start-up of a new state-of-the-art wind tower manufacturing plant in Abilene, Texas in early 2009, and completion of construction of a like plant in Brandon, South Dakota in early 2010.

•                  The Company has continued to expand its customer base, and reduced its customer concentration from the prior year.  In 2009, six customers accounted for approximately 75% of total revenue, up from four customers in 2008. The Company currently has commercial relationships with customers accounting for more than 97% of all wind turbine assembly in the US market.

•                  Aggressive cost reduction initiatives have reduced full year selling, general and administrative expenses by $6.7 million.

•                  Early in 2010, the Company significantly improved its liquidity position through a public equity offering of 10 million shares of stock, resulting in $53.9 million in net proceeds that were used to repay $19.1 million of outstanding debt and to increase cash balances, which are now available to fund working capital growth and key capital investments.

For the fourth quarter of 2009, the Company reported a net loss of $92.6 million or $0.96 per basic and diluted share on revenue of $32.9 million, including the goodwill and intangible charge of $82.2 million described above. Excluding these non-cash charges, the net loss totaled $10.4 million, or $0.11 per share. This compares with a loss of $0.14 per share on revenue of $77.6 million in the fourth quarter of 2008, or $0.11 per share excluding a goodwill impairment charge of $2.4 million during the fourth quarter of the prior year. Versus the prior year fourth quarter, results were significantly lower in all segments due to weak demand and low capacity utilization.

For the full year, the Company generated Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation) of $1.6 million compared to $4.3 million in 2008. (For a summary of financial results and an explanation and reconciliation of Adjusted EBITDA to net loss, please see the table below.) Net cash provided by operating activities totaled $2.0 million, compared with net cash used in operating activities of $2.4 million in 2008. The improvement was primarily the result of a decrease in inventory balances and higher collections of accounts receivable.

Segment Results

Towers

Broadwind manufactures wind turbine structural towers, specifically the large and heavier wind towers that are designed for 2 megawatt (“MW”) and larger wind turbines.

Revenue from the Towers segment was $17.2 million in the fourth quarter of 2009, compared with $33.8 million in the fourth quarter of 2008. The decrease in revenue was primarily the result of a higher proportion of fabrication only production, and also a 9% reduction in towers manufactured.  The segment reported a $1.9 million operating loss in the fourth quarter of 2009, including a $1.9 million charge associated with the impairment of intangibles, which was triggered by the merger of the specialty weldment operation into the Tower segment, and due to reduced activity with a key customer.

Versus the prior year, the earnings reduction reflected $1.2 million of reduced gross profit due to lower volumes, increased fixed costs due to the expanded manufacturing footprint, a $2.0 million charge to inventory, and higher labor costs in Abilene, which experienced start-up production challenges with a new tower design during the quarter. Partly offsetting were reductions in selling, general and administrative expenses.

For the full year 2009, Broadwind tower shipments totaled 493 MW, up 30% from 2008, but remained well below the Company’s full capacity of 1,500 MW, pending a fully operational Brandon, South Dakota plant. Total revenue rose from $72.6 million in 2008 to $93.3 million in 2009 due primarily to the production increase. The operating loss was $0.5 million in 2009 versus a $5.8 million operating profit in the prior year, due to start-up costs associated with the new tower plants, a lower margin mix of customer sales and increased fixed costs.

Gearing

Broadwind produces precision gearing for the wind industry and gearboxes for mining, oilfield and other industrial customers.

Revenue from the Gearing segment was $9.7 million in the fourth quarter of 2009, compared with $28.0 million in the fourth quarter of 2008, down significantly due to weak demand from both wind energy and industrial customers. The segment reported an $85.3 million operating loss in the fourth quarter of 2009, including an $80.3 million non-cash intangible impairment charge.  Excluding this charge, the operating loss of $5.0 million approximated the $5.1 million operating loss in the fourth quarter of 2008. During the prior year, the business incurred substantial excess costs during the quarter associated with rapid volume ramp-ups and equipment relocation.

For the full year 2009, revenue declined from $104.6 million in 2008, to $64.5 million in 2009, due primarily to inventory destocking by key wind energy customers. Wind energy gearing sales declined from 1493 MW in 2008 to 932 MW in 2009. The operating loss was $97.1 million, or $16.8 million excluding the intangible impairment for 2009 versus a $6.6 million operating loss in the prior year, reflecting the adverse impact of lower sales volumes, partly offset by expense reductions.

Technical and Engineering Services

Broadwind is a leading independent provider of construction support and operations and maintenance services for the wind industry. The Company also offers repair and refurbishing of complex wind components, including control systems, gearboxes and blades.

Revenue from the Technical and Engineering Services segment was $5.4 million in the fourth quarter of 2009, compared with $12.7 million in the prior year quarter. The decrease in revenue was primarily the result of reduced placement of technical services employees, due in part to lower turbine installation activity in the industry. Due to low sales, the segment reported a $1.2 million operating loss in the fourth quarter of 2009, versus $0.2 million operating income in the fourth quarter of 2008.

For the full year 2009, revenue declined from $31.2 million in 2008 to $27.6 million in 2009 due primarily to the ongoing slowdown in the wind energy sector. The operating loss was $0.6 million for 2009 versus a $1.8 million operating loss in the prior year.

Logistics

Broadwind offers specialized transportation and logistics services to the wind industry.

Revenue from the Logistics segment was $0.9 million in the fourth quarter of 2009, compared with $3.6 million in the fourth quarter of 2008. The decrease in revenue was primarily the result of the economic downturn in the wind energy industry and competitive pricing pressure. The segment reported a $2.0 million operating loss in the fourth quarter of 2009, versus a $0.7 million operating loss in the fourth quarter of 2008.

For the full year 2009, revenue rose from $10.3 million in 2008 to $13.3 million in 2009 due to full-year ownership of the business which was acquired in the second quarter of 2008. Revenue weakened in the second half of 2009, resulting in a full year operating loss of $3.4 million, versus a small operating profit in 2008.

Corporate and Other

Fourth quarter corporate expense was $3.2 million, down significantly from $8.8 million in 2008, which included increases for bad debt expense and for a pending settlement of a customer dispute.  For the full year, corporate expense totaled $14.1 million, down from $19.3 million in 2008 due primarily to decreased professional services expense.

Debt and Liquidity

2009 operating cash flow improved to $2.0 million, versus an outflow of $2.4 million in 2008, due to a reduction in working capital.  At year-end, debt, including capitalized lease obligations, totaled $40.0 million, down from $43.3 million at the end of the prior year.  After year-end, the Company repaid $19.1 million of debt using proceeds from its public offering.  At February 28, 2010, debt plus capitalized lease obligations totaled approximately $18.7 million, with annual debt service and lease commitments of $3.8 million, and available cash of $31.7 million

Backlog and Outlook

Year-end backlog totaled $247 million, down slightly from $260 million at the end of September, 2009.  Of the total, approximately $119 million is deliverable during 2010. The Company expects revenue to trough in the first quarter of 2010 and be down sequentially from the prior quarter.  For the balance of 2010, revenue should increase sequentially and, during the second half of the year, exceed the prior year quarters.

Reconciliation of GAAP Net Loss to Adjusted EBITDA (Unaudited)

The Company has provided the following table, which reconciles net loss, as reported, to Adjusted EBITDA. The Company utilizes Adjusted EBITDA as a key financial metric and believes it represents the Company’s operational cash generation, which it can use to make acquisitions, invest in operations and facilities, return to shareholders, and for other uses. Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis. Additionally, Adjusted EBITDA as computed by the Company may not be comparable to similar metrics used by others in the industry.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Net loss	$(92,599)	$(12,370)	$(110,119)	$(25,285)
(Benefit) provision for income taxes	(1,199)	(349)	(1,589)	1,062
Interest expense, net	694	357	2,525	2,276
Goodwill and intangible impairment	82,211	2,409	82,211	2,409
Depreciation and amortization	5,594	6,160	25,725	21,866
Share-based compensation	763	871	2,805	1,999
Adjusted EBITDA	$(4,536)	$(2,922)	$1,558	$4,327

About Broadwind Energy, Inc.

Broadwind Energy, Inc., based in Naperville, Illinois, provides technologically advanced high-value products and services to the U.S. wind energy industry.  Broadwind’s product and service portfolio provides customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings.  These product and service offerings include wind turbine gearing systems, wind turbine structural towers, industrial products, technical services, precision repair and engineering services, and logistics.  For more information on Broadwind Energy, please visit http://www.broadwindenergy.com

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business; the sufficiency of the Company’s working capital; the Company’s use of proceeds from financing activities;

and the Company’s expectations regarding the state of the wind energy market generally, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

MEDIA & INVESTOR CONTACT: John Segvich, +1.630.637.0315, john.segvich@broadwindenergy.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,829	$15,253
Restricted cash	2,010	500
Accounts receivable, net	21,920	36,709
Inventories, net	9,039	41,895
Prepaid expenses and other current assets	5,688	3,862
Total current assets	43,486	98,219
Property and equipment, net	136,249	144,707
Goodwill	9,715	30,954
Intangible assets, net	37,248	105,593
Other assets	3,338	275
TOTAL ASSETS	$230,036	$379,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$10,717	$3,340
Current maturities of long-term debt	9,021	9,711
Current portions of capital lease obligations	1,130	978
Accounts payable	14,710	40,225
Accrued liabilities	6,965	10,386
Customer deposits	10,199	21,102
Total current liabilities	52,742	85,742

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	15,778	25,792
Long-term capital lease obligations, net of current portions	3,286	3,521
Interest rate swap agreements	253	582
Deferred income tax liabilities	403	1,497
Other	1,979	458
Total long-term liabilities	21,699	31,850

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	97	96
Additional paid-in capital	300,779	297,222
Accumulated deficit	(145,281)	(35,162)
Total stockholders’ equity	155,595	262,156
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$230,036	$379,748

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)
Revenues	$32,948	$77,639	$197,830	$217,321
Cost of sales	35,563	71,352	186,027	183,951
Gross profit (loss)	(2,615)	6,287	11,803	33,370

OPERATING EXPENSES:
Selling, general and administrative	7,137	13,081	34,825	41,545
Goodwill and intangible impairment	82,211	2,409	82,211	2,409
Intangible amortization	1,686	2,899	10,404	11,159
Total operating expenses	91,034	18,389	127,440	55,113

Operating loss	(93,649)	(12,102)	(115,637)	(21,743)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(694)	(357)	(2,525)	(2,276)
Other, net	545	(260)	6,454	(204)
Total other (expense) income, net	(149)	(617)	3,929	(2,480)

Net loss before (benefit) provision for income taxes	(93,798)	(12,719)	(111,708)	(24,223)
(BENEFIT) PROVISION FOR INCOME TAXES	(1,199)	(349)	(1,589)	1,062
NET LOSS	$(92,599)	$(12,370)	$(110,119)	$(25,285)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.96)	$(0.13)	$(1.14)	$(0.28)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	96,645	96,470	96,574	89,899

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(92,599)	$(12,370)	$(110,119)	$(25,285)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	5,594	6,160	25,725	21,866
Goodwill and intangible impairment	82,211	2,409	82,211	2,409
Change in fair value of interest rate swap agreements	(68)	178	(330)	194
Deferred income taxes	(1,177)	(628)	(1,094)	506
Stock-based compensation	379	797	1,870	1,785
Allowance for doubtful accounts	1,169	147	137	(1,703)
Loss on disposal of assets	240	109	162	113
Changes in operating assets and liabilities	3,385	6,651	3,425	(2,244)
Net cash (used in)provided by operating activities	(866)	3,453	1,987	(2,359)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash received	—	1,581	—	(23,016)
Purchases of property and equipment	(2,075)	(34,107)	(11,836)	(83,720)
Proceeds from disposals of property and equipment	772	40	826	40
Increase in restricted cash	493	10,436	(1,510)	—
Net cash used in investing activities	(810)	(22,050)	(12,520)	(106,696)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	204	(1)	751	117,389
Payments on lines of credit and notes payable	(5,012)	(2,853)	(13,324)	(6,337)
Payments on related party notes payable	—	—	—	(1,365)
Proceeds from lines of credit and notes payable	3,447	2,475	8,480	9,315
Proceeds from capital and sale-leaseback transactions	—	—	3,686	—
Proceeds from deposits on equipment	—	—	665	—
Principal payments on capital leases	(179)	(237)	(1,085)	(690)
Issuance of restricted stock grants	385	74	936	214
Net cash (used in) provided by financing activities	(1,155)	(542)	109	118,526

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,831)	(19,139)	(10,424)	9,471
CASH AND CASH EQUIVALENTS, beginning of the period	7,660	34,392	15,253	5,782
CASH AND CASH EQUIVALENTS, end of the period	$4,829	$15,253	$4,829	$15,253

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)
REVENUES:
Towers	$17,217	$33,779	$93,316	$72,561
Gearing	9,700	28,003	64,518	104,553
Technical and Engineering Services	5,435	12,744	27,575	31,249
Logistics	896	3,553	13,258	10,253
Corporate and Other	(300)	(440)	(837)	(1,295)
Total revenues	$32,948	$77,639	$197,830	$217,321

OPERATING (LOSS) PROFIT:
Towers	$(1,925)	$2,393	$(500)	$5,813
Gearing	(85,296)	(5,121)	(97,059)	(6,614)
Technical and Engineering Services	(1,216)	165	(610)	(1,822)
Logistics	(2,021)	(737)	(3,382)	131
Corporate and Other	(3,191)	(8,802)	(14,086)	(19,251)
Total operating loss	$(93,649)	$(12,102)	$(115,637)	$(21,743)